FOURTH AMENDMENT TO AMENDED AND RESTATED LOAN AGREEMENT

This Fourth Amendment to Amended and Restated Loan Agreement (the "Fourth Amendment") is entered into effective as of December 9, 2011 by and between SUPERTEL HOSPITALITY, INC., a Virginia corporation ("Borrower") and GREAT WESTERN BANK, a South Dakota corporation ("Bank").

WHEREAS, on or about December 3, 2008, Borrower and Bank entered into that certain Amended and Restated Loan Agreement, pursuant to which Bank agreed to make certain Loans to Borrower (said Amended and Restated Loan Agreement as amended by any and all modifications or amendments thereto executed by Borrower and Bank are hereinafter referred to as the "Agreement"; terms used, but not defined herein, have the meanings set forth in the Agreement); and

WHEREAS, Borrower and Bank have agreed to amend certain terms and conditions in the Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1.  Amendment to Section 1.01 and Creation of Section 1.01A. Borrower and Bank hereby agree to restructure the Revolving Loan into a $12,500,000 revolving line of credit and a $7,500,000 term loan.  In connection with said restructuring, Section 1.01 of the Agreement is hereby amended and restated in its entirety, and Section 1.01A is hereby added, all as follows:

1.01.           The Revolving Loan.  Bank agrees, on the terms and conditions hereinafter set forth, to make loans to Borrower (collectively, the "Revolving Loan"), by means of one or more advances made from time to time during the period of time from the date hereof, to and including the earlier of December 7, 2012 (the "Revolving Loan Maturity Date"), or the date of the occurrence of an Event of Default (as hereinafter defined), not to exceed (X) from the date hereof through and including June 30, 2012, the "Maximum Revolving Loan Amount" and (Y) from and after July 1, 2012, the lesser of the availability under the Borrowing Base (as hereinafter defined) after taking into consideration the outstanding principal amount of Term Loan 1, Term Loan 2 and Term Loan 4 (the "Borrowing Base Availability") or the Maximum Revolving Loan Amount.  For purposes of this Agreement, the "Maximum Revolving Loan Amount" means (a) $12,500,000 through and including September 29, 2012; (b) $12,000,000 from September 30, 2012 through and including December 30, 2012; and (c) $11,500,000 from and after December 31, 2012.

The books and records of Bank shall, in the absence of manifest error, be prima facie evidence in any court or other proceeding brought to enforce the Revolving Note (as hereinafter defined) as to the principal balance of the Revolving Loan outstanding at any time and the amount of accrued interest.

(A)           The Revolving Note. The Revolving Loan shall be evidenced by an amended and restated promissory note (the "Revolving Note") dated as of December 9, 2011 payable to the order of Bank in the original principal amount of $12,500,000.

(B)           Borrowing Base.  From and after July 1, 2012, at no time shall the aggregate unpaid principal balance of the Revolving Loan, Term Loan 1, Term Loan 2, and Term Loan 4 exceed the lesser of, (i) an amount equal to 70% of the total appraised value of the Hotels, or (ii) an amount that would result in a Debt Service Coverage Ratio (as defined in Section 4.01(G)) of (X) less than 1.05 to 1.00 from July 1, 2012, through and including December 30, 2012 and (Y) less than 1.20 to 1.00 from and after December 31, 2012 (the "Borrowing Base").  For purposes of determining the Borrowing Base, Bank shall utilize the appraisals prepared in connection with the Loans, or such appraisals as may be obtained by Bank from time to time during the term of the Loans.

(C)           Letters of Credit.  Borrower may utilize the Revolving Loan by requesting that Bank issue, and Bank, subject to the terms and conditions of this Agreement, may, in its sole discretion, issue a standby letter of credit in favor of The Mary Elizabeth Stevenson Rogers Family Trust (the "LC Beneficiary") to secure rental payments (the "Letter of Credit"); provided, however, that:

(1)           the maximum amount available to be drawn under the Letter of Credit (determined without regard to whether any conditions to drawing could then be met) and all unreimbursed drawings under Letter of Credit (the "Letter of Credit Liabilities") shall not at any time exceed the amount of $51,300; and

(2)           the sum of (a) the aggregate amount of the Revolving Loan then outstanding plus (b) the aggregate amount of Letter of Credit Liabilities, does not exceed (X) from the date hereof through and including June 30, 2012, the Maximum Revolving Loan Amount and (Y) from and after July 1, 2012, the lesser of the Borrowing Base Availability or the Maximum Revolving Loan Amount.

(D)           Advance of Funds.

(1)           Manner of Making Advances.  If Borrower is eligible for advances upon the Revolving Note and if, at the time of the advance, all conditions to making an advance of funds have been satisfied, funds will be advanced as provided in this Section 1.01(D) or as Borrower and Bank may otherwise agree from time to time.

(a)           Advances will be made from time to time to Borrower's Operating Account (as defined in Section 4.01(E)) as necessary so that the Operating Account will, at all times, have an account balance of $100,000 in collected funds.  In the event the balance in the Operating Account exceeds $100,000 at the close of business on any Business Day (as defined in Section 1.10), the excess amount over $100,000 in such Operating Account shall be withdrawn from the Operating Account by Bank and applied toward payment of the principal amount due on the Revolving Loan.

(b)           Advances will also be made from time to time upon the written request for an advance by Borrower to Bank.

(2)           Limitations on Advances.  Notwithstanding anything in this Agreement to the contrary, no advance shall be made or permitted hereunder which would result in the unpaid principal balance of the Revolving Note, including any advances made under the Security Documents hereunder, exceeding in the aggregate (X) from the date hereof through and including June 30, 2012, the Maximum Revolving Loan Amount and (Y) from and after July 1, 2012, the lesser of the Borrowing Base Availability or the Maximum Revolving Loan Amount.  No advance shall be made upon the occurrence and continuance of any Event of Default described in Section 5.01 below.  Any recordation of an advance by Bank on the Revolving Note, the reverse side of the Revolving Note, or on supplemental sheets attached to the Revolving Note, or otherwise on Bank's records, made pursuant to this Agreement shall be prima facie evidence in any court or other proceeding brought to enforce the Revolving Note that Borrower has authorized Bank to make such advances and that Bank has effected such advances.  The advance will be deemed to be at the request of and for the benefit of Borrower when credited to Borrower's account with Bank or when advanced in accordance with the instructions of an authorized representative of Borrower.  Bank may establish a cut-off time for requesting advances, with requests made after that time being treated as made the next Business Day of Bank.

(E)           Interest.  The unpaid principal balance of the Revolving Loan will bear interest from the date of execution of the Revolving Note at the rate of 5.95% per annum (the "Revolving Loan Interest Rate").

(F)           Repayment.  Borrower shall repay the aggregate unpaid principal amount of the Revolving Loan plus interest accrued thereon as follows:

(1)           Borrower shall pay interest only on the unpaid principal balance from time to time outstanding, with such payments beginning on the 5th day of January, 2012 and continuing on the fifth day of each month thereafter during the term of the Revolving Loan.

(2)           If at any time the unpaid principal balance on the Revolving Note shall exceed (X) from the date hereof through and including June 30, 2012, the Maximum Revolving Loan Amount and (Y) from and after July 1, 2012, the lesser of the Borrowing Base Availability or the Maximum Revolving Loan Amount, Borrower shall pay to Bank, upon oral or written demand by Bank, an amount sufficient to reduce the unpaid principal balance of the Revolving Note to comply with (X) or (Y), as applicable.

(3)           Payments of the unpaid principal shall be made from Borrower's Operating Account as provided in Section 1.01(D)(1).

(4)           Borrower shall pay all remaining unpaid principal, all accrued and unpaid interest, and all other unpaid fees and charges due under the Loan Documents in connection with the Revolving Loan on or before the Revolving Loan Maturity Date.

Bank shall be authorized to withdraw funds from Borrower's Operating Account to make any of the payments referred to above, but the failure or refusal of Bank to do so shall not excuse or extend the due date for any such payment.

(G)           Use and Application of Revolving Loan Proceeds.  The entire proceeds of the Revolving Loan shall be used to provide operating funds for Borrower.

1.01A.                      Term Loan 4.  Bank agrees, on the terms and conditions hereinafter set forth, to loan to Borrower the principal amount of Seven Million Five Hundred thousand and 00/100 Dollars ($7,500,000) ("Term Loan 4").

(A)           Term Loan 4 Note.  Term Loan 4 shall be evidenced by a promissory note dated as of December 9, 2011 (the "Term Loan 4 Note") payable to the order of Bank in the original principal amount of up to $7,500,000.

(B)           Term.  The maturity date of the Term Loan 4 Note is December 7, 2012 (the "Term Loan 4 Maturity Date").

(C)           Advance of Funds.  Borrower and Bank acknowledge that Term Loan 4 is part of a restructuring of funds previously advanced under the Revolving Loan.  Accordingly, Bank will not advance new funds under the Term Loan 4 Note.

(D)           Interest.  Borrower shall pay interest on the principal amount of the Term Loan 4 Note at the rate of 6% per annum (the "Term Loan Interest Rate").

(E)           Repayment.  Principal and interest due under Term Loan 4 shall be paid to Bank in lawful money of the United States of America as follows:

(1)           Beginning on the 5th day of January, 2012 and continuing on the 5th day of each month thereafter, Borrower shall make monthly payments of principal and interest on Term Loan 4 based upon a twenty (20) year amortization schedule.

(2)           The unpaid principal balance and all accrued and unpaid interest, if any, shall be due and payable on the Term Loan 4 Maturity Date, unless the same becomes due prior to such date pursuant to the provisions hereof or unless sooner paid.

SECTION 2.  Amendment to Section 1.02.  Sections 1.02(B) and (D) of the Agreement are hereby amended and restated in their entity as follows:

(B)           Term.  The maturity date of the Term Loan 1 Note is December 7, 2012 (the "Term Loan 1 Maturity Date").

(D)           Interest.  Borrower shall pay interest on the principal amount of the Term Loan 1 Note at the Term Loan Interest Rate.

SECTION 3.  Amendment to Section 1.03.  Sections 1.03(B) and (D) of the Agreement are hereby amended and restated in their entity as follows:

(B)           Term.  The maturity date of the Term Loan 2 Note is December 7, 2012 (the "Term Loan 2 Maturity Date").

(D)           Interest.  Borrower shall pay interest on the principal amount of the Term Loan 2 Note at the Term Loan Interest Rate.

SECTION 4.  Amendment to Article I.  Article I of the Agreement are hereby amended by adding Section 1.12 as follows:

1.12           Letter of Credit Agreement.

(A)           Funding of Drawings.  Upon receipt from the LC Beneficiary of any demand for payment or other drawing under the Letter of Credit, Bank will promptly notify Borrower as to the amount to be paid as a result of such demand or drawing and the payment date.

(B)           Reimbursements.  After receipt of the notice delivered pursuant to Section 1.12(A), Borrower shall be irrevocably and unconditionally obligated to reimburse Bank, and Borrower hereby agrees and promises to reimburse Bank, for any amount paid under the Letter of Credit pursuant to any demand for payment or drawing under the Letter of Credit, together with reimbursement for any other amounts expended by Bank with regard to the Letter of Credit (the "Reimbursement Obligations"), without presentment, demand, protest, or other formalities of any kind other than the notice required by Section 1.12(A).  Such reimbursement shall occur no later than 3:00 p.m. (Central Time) on the date of payment under the Letter of Credit if the notice under Section 1.12(A) is received by 12:00 p.m. (Central Time) on such date or by 12:00 p.m. (Central Time) on the next Business Day, if such notice is received after 12:00 p.m. (Central Time).  All payments on the Reimbursement Obligations (including any interest earned thereon) shall be made to Bank in U.S. dollars and in immediately available funds, without set-off, deduction, or counterclaim.  In the event Borrower fails to repay Bank on the date specified in this Section 1.12(B), interest shall accrue on the amount of the Reimbursement Obligations at the Default Rate for the Revolving Loan from the date of such drawing until the date repaid by Borrower.

(C)           Evidence of Debt.  Bank shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of Borrower resulting from any drawing under the Letter of Credit.  In any legal action or proceeding in respect of this Agreement or the Letter of Credit, the entries made in such account or accounts shall be prima facia evidence of the existence and amounts of the obligations of Borrower therein recorded.

(D)           Inspection of Drafts and Accompanying Documents.  Borrower authorizes Bank to accept, honor, or pay (as applicable) against any draft or other document which on its face appears otherwise in order and is signed, issued, or presented by any party or under the name of any party (a) purporting to act with authority (actual or apparent) on behalf of the LC Beneficiary; (b) purporting to claim through such LC Beneficiary; or (c) posing as such LC Beneficiary.  Borrower agrees to reimburse Bank any and all amounts which Bank pays under the Letter of Credit notwithstanding any legal or factual insufficiency or infirmity in such party's conduct or documents under clauses (a), (b) or (c) in this paragraph.

(E)           Reimbursement Obligations Absolute.  The Reimbursement Obligations of Borrower under this Agreement shall be absolute, unconditional, and irrevocable, and shall be performed strictly in accordance with the terms of the Loan Documents under all circumstances whatsoever and Borrower hereby waives any defense to the payment of the Reimbursement Obligations based on any circumstance whatsoever, including, without limitation, the following circumstances:  (i) any lack of validity or enforceability of the Letter of Credit or any Loan Document; (ii) any amendment or waiver of or any consent to departure from any Loan Document; (iii) the existence of any claim, set-off, counterclaim, defense, or other rights which Borrower or any other person may have at any time against the LC Beneficiary, Bank, or any other person, whether in connection with any Loan Document or any unrelated transaction; (iv) any statement, draft, or other documentation presented under the Letter of Credit proving to be forged, fraudulent, invalid, or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever; (v) payment by Bank under the Letter of Credit against presentation of a draft or other document that does not comply with the terms of the Letter of Credit; or (vi) any other circumstance whatsoever, whether or not similar to any of the foregoing; provided that Reimbursement Obligations with respect to the Letter of Credit may be subject to avoidance by Borrower if Borrower proves in a final non-appealable judgment that it was damaged and that such damage arose directly from Bank's willful misconduct in determining whether the documentation presented under the Letter of Credit complied with the terms thereof.

(F)           Responsibility and Liabilities.  Borrower assumes all risks of the acts or omissions of the LC Beneficiary with respect to its use of the Letter of Credit.  Neither Bank nor any of its officers or directors shall have any responsibility or liability to Borrower or any other person for:  (a) the failure of any draft to bear any reference or adequate reference to the Letter of Credit, or the failure of any documents to accompany any draft at negotiation, or the failure of any person to surrender or to take up the Letter of Credit or to send documents apart from drafts as required by the terms of the Letter of Credit, or the failure of any person to note the amount of any instrument on the Letter of Credit, each of which requirements, if contained in the Letter of Credit itself, it is agreed may be waived by Bank; (b) errors, omissions, interruptions, or delays in transmission or delivery of any messages; (c) the validity, sufficiency, or genuineness of any draft or other document, or any endorsement(s) thereon, even if any such draft, document or endorsement should in fact prove to be in any and all respects invalid, insufficient, fraudulent, or forged or any statement therein is untrue or inaccurate in any respect; (d) the payment by Bank to the LC Beneficiary against presentation of any draft or other document that does not comply with the terms of the Letter of Credit; (e) any breach of any agreement between Borrower and the LC Beneficiary of the Letter of Credit or any other party, even if Bank has received notice of same; (f) any act or omission by Bank in connection with the Letter of Credit or related drafts and documents if done in good faith; (g) any omissions, interruptions, errors, mis-deliveries or delays in the transmission or delivery of any documents, message or communication by mail, telegram or other media in connection with the Letter of Credit; (f) any act, error, default, omission or failure in business of the LC Beneficiary, any correspondent or any other party, or any other act or omission beyond Bank's control; (h) any acceptance or payment of overdrafts or irregular drafts or extensions of time limits or other changes or variations in, the Letter of Credit if assented to, orally or in writing, by Borrower; Borrower shall be conclusively deemed to have waived any right to object to such variation unless within three days of receipt of such irregular drafts or documents or notice of such variation, Borrower files written notice with Bank; (i) any delay by any party in giving, or failing to give notice of any default under any agreement involving Bank; (j) failure by Bank to perfect any interest in or exercise any right with respect to the collateral securing this Agreement or any other security, endorsement, or guarantee it may have for payment of Borrower's obligations; (k) any amendments to which Borrower has assented; and (l) any other circumstance whatsoever in making or failing to make any payment under the Letter of Credit.

(G)           Limited Liability.  Bank shall not be responsible to Borrower for, and Bank's right to reimbursement, indemnification, and other payments hereunder shall not be impaired by any act or omission for which an issuer of a letter of credit is relieved of responsibility under the "Uniform Customs and Practices for Documentary Credits, ICC Publication No. 600", as most recently published by the International Chamber of Commerce or other applicable law.  In addition, Borrower acknowledges that it has reviewed and agreed to the proposed language of the Letter of Credit.  Bank shall not be liable for any special, indirect, or consequential damages suffered by Borrower, unless there is clear and convincing evidence that such damages resulted from Bank's willful misconduct.

(H)           Indemnity.  Borrower agrees to defend and indemnify Bank (and Bank's directors, officers, employees, attorneys, and agents), on demand and to the fullest extent permitted by law, against each and every claim and liability (and the reasonable costs and legal fees relating thereto) which may arise under or in connection with Section 1.12 of this Agreement or the Letter of Credit, including, without limitation, actions commenced by the LC Beneficiary of the Letter of Credit for wrongful dishonor and actions commenced by Borrower to enjoin honor or attach the proceeds of honor.

(I)           Applicability of ICC Publication No. 600.  The rules of the "Uniform Customs and Practices for Documentary Credits, ICC Publication No. 600" published by the International Chamber of Commerce (such later version thereof as may be in effect at the time of issuance) shall apply to the Letter of Credit.

SECTION 5.  Amendment to Section 4.01.  Section 4.01 is hereby amended by amending and restating Sections 4.01(C), (D), (E), (G), (H), (I) and (J) in their entirety, and by adding Section 4.01(T), all as follows:

(C) Inspection Rights.  At any reasonable time and from time to time during regular business hours of Borrower, permit the Bank, or any officers, employees, agents or representatives thereof, to examine and make copies of, or abstracts from, the records and books of account of Borrower, including without limitation, reviewing invoices for operating expenses, bank records and other documentation for the Hotels to verify that Borrower has paid all Hotel operating expenses, and to visit the Hotels, at the cost and expense of the Borrower.

(D)           Reporting Requirements.  Furnish to Bank:

(1)           as soon as reasonably possible after the filing thereof and no later than forty-five (45) days after the end of each fiscal quarter, each Form 10-Q filed by Borrower with the SEC and an operating statement for each Hotel for the applicable quarter;

(2)           as soon as reasonably possible after the receipt thereof and no later than one hundred twenty (120) days after the end of each fiscal year, the audited annual consolidated financial statements of the Supertel Entities for such fiscal year, including balance sheets and statements of income and retained earnings for such fiscal year, prepared by an independent certified public accountant reasonably acceptable to Bank and an operating statement for each Hotel for the applicable year;

(3)           not later than forty-five (45) days after submission to the Internal Revenue Service, a full and complete copy of Borrower's federal income tax return for each tax year for Borrower;

(4)           promptly after the filing or receipt thereof, copies of all documents reflecting any material claims or litigation affecting the Supertel Entities or any of the Hotels which, either alone or in the aggregate, would reasonably be expected to have a material adverse effect on Borrower, its operations or any of the Hotels;

(5)           promptly, upon the occurrence of an Event of Default or an event that but for the passage of time or the giving of notice or both would constitute an Event of Default, notice of such Event of Default or event;

(6)           as soon as possible and in any event within forty-five (45) days after the end of each fiscal quarter of Borrower, the capital expenditures report referred to in Section 4.01(F);

(7)           as soon as possible and in any event within ten (10) days after the end of each month, a compliance certificate in the form of Exhibit "B" attached hereto;

(8)           as soon as available and in any event within thirty (30) days after the end of each month, (i) a consolidated balance sheets of the Supertel Entities as of the end of such month and statements of income and cash flows of the Supertel Entities for the period commencing at the end of the previous fiscal year and ending with the end of such month, prepared by Borrower and certified by an authorized officer of Borrower, and (ii) a monthly budget forecasting revenues, expenditures, and cash flow for the Supertel Entities for the following month;

(9)           By December 15, 2011, the Supertel Entities combined budget and cash flow projections for 2012, and by January 15, 2012, a final copy of such budget; and

(10)           such other information respecting the condition or operations, financial or otherwise, of the Supertel Entities as Bank may from time to time reasonably request.

All financial reports to be delivered to Bank shall be prepared in accordance with generally accepted accounting principles which are consistently applied.

(E)           Deposit Relationship.  Borrower shall at all times maintain a deposit account with Bank to be used for its business operations during the term of the Loans (the "Operating Account").  Borrower shall at all times maintain a separate deposit account with Bank to be used solely for the operations of the Hotels (the "Hotel Operating Account").  The funds deposited into local bank accounts for each Hotel shall be swept into the Hotel Operating Account at Bank a minimum of two (2) times per week; provided, however, that such local bank accounts shall maintain funds sufficient to satisfy minimum deposit requirements not in excess of $1,000 per account and provided, further, that funds deposited into the local bank for the Bossier City Hotel shall not be swept into the Hotel Operating Account until the Elkhorn Loan has been paid in full and Bank has a first priority lien on the Bossier City Hotel.  On a daily basis, Bank will sweep the funds from the Hotel Operating Account into the Operating Account.  Upon the occurrence and during the continuance of an Event of Default, Bank is authorized to (i) immediately sweep the funds located in local bank accounts for each Hotel into the Hotel Operating Account and (ii) immediately cease sweeping funds from the Hotel Operating Account into the Operating Account; provided, however, that Bank may not sweep the funds deposited into the local bank for the Bossier City Hotel into the Hotel Operating Account until the Elkhorn Loan has been paid in full and Bank has a first priority lien on the Bossier City Hotel.

(G)           Loan Debt Service Coverage Ratio.  Borrower shall, at all times, maintain a "Debt Service Coverage Ratio" (Adjusted Net Operating Income divided by Imputed Debt Service) of at least (i) 0.9 to 1.00 for the period through and including June 29, 2012, (ii) 1.05 to 1.00 for the period from June 30, 2012 through and including December 30, 2012, and (iii) 1.20 to 1.00 for the period from and after December 31, 2012, which shall be tested quarterly.  "Adjusted Net Operating Income" is defined as the remainder of net operating income of Borrower, for the preceding twelve (12) month period, after reducing net operating income by (a) an amount equal to four percent (4%) of gross room revenues from the Hotels for furniture, fixtures and equipment reserve and (b) an amount equal to four percent (4%) of gross room revenues from the Hotels for management fees and expenses.  "Imputed Debt Service" is defined as (a) the annual principal and interest payments required for the preceding twelve (12) month period for Term Loan 1 and Term Loan 2, and (b) the annual principal and interest payments required to fully amortize the principal amount of Term Loan 4 outstanding as of the date of determination, based on a twenty (20) year amortization using the then current Term Loan Interest Rate, and (c) the annual principal and interest payments required to fully amortize the total maximum amount that can be advanced to Borrower under the Revolving Loan, regardless of the amount of the Revolving Loan that has been advanced to Borrower, based on a twenty (20) year amortization using the then current Revolving Loan Interest Rate.  From and after July 1, 2012, if the Debt Service Coverage Ratio falls below the applicable requirement set forth in this paragraph, the Borrowing Base shall be decreased so that the Debt Service Coverage Ratio meets the applicable ratio set forth in this paragraph, and any principal advanced in excess of the Borrowing Base amount will be immediately due and payable.  Borrower may request approval from Bank, which Bank may approve or disapprove at its discretion, to pledge additional real estate as Collateral for the Loans to maintain compliance with the covenants and conditions of the Loan Documents or to cure any non-compliance with any of the affirmative covenants in this Agreement.  The request for approval to add additional Collateral shall not be deemed to affect in any manner Bank's rights under this Agreement or the other Loan Documents for the failure of Borrower to comply with the requirements of this Agreement.  With respect to each parcel that will be substituted as Collateral for the Loans, the requirements of Section 2.03 of this Agreement must be met to Bank's satisfaction as to such parcel prior to such parcel being added as Collateral.

(H)           Consolidated Debt Service Coverage Ratio.  Borrower shall, at all times, maintain a "Consolidated Debt Service Coverage Ratio" (Adjusted Net Operating Income divided by Imputed Consolidated Debt Service) of at least (i) 0.9 to 1.00 for the period through and including June 29, 2012 and (ii) 1.05 to 1.00 from and after June 30, 2012, which shall be tested quarterly.  Adjusted Net Operating Income shall be determined as provided in Section 4.01(G).  "Imputed Consolidated Debt Service" shall be defined as the total of: (a) the Imputed Debt Service (determined as provided in Section 4.01(G)), (b) the annual principal and interest payments on all other non-revolving loan obligations of Borrower, and (c) the annual principal and interest payments required to fully amortize the maximum amount that can be advanced to Borrower under all of the other revolving or multiple advance loan obligations of Borrower at then current interest rates, regardless of the amounts of such revolving or multiple advance loan obligations that have actually been advanced to Borrower, calculated in the same manner as the Imputed Debt Service.  As used in this Section 4.01(H), the term "Borrower" shall include all entities included in Borrower's consolidated financial statements.

(I)           Loan to Value Ratio.  Borrower shall, at all times from and after July 1, 2012, maintain a "Loan to Value Ratio"  (unpaid principal balance of the Revolving Loan, Term Loan 1, Term Loan 2 and Term Loan 4 divided by value of Hotels) of no greater than 70%, which shall be tested annually on December 31st of each year commencing on December 31, 2012.  The value of all of the Borrower's Hotels shall be equal to the greater of (X) the sum of the Adjusted Net Operating Income (as defined in Section 4.01(G)) for the trailing one (1) year period from all of the Borrower's Hotels owned during the entire one (1) year period capitalized at ten percent (10%) plus the lesser of (a) the acquisition cost or (b) the appraised value (based on appraisals that are less than two (2) years old) of any of the Borrower's Hotels acquired within the preceding twelve (12) months or (Y) the gross room revenues from all of the Borrower's Hotels owned during the entire one (1) year period multiplied by 2.75, plus the lesser of (a) the acquisition cost or (b) the appraised value (based on appraisals that are less than two (2) years old) of any of the Borrower's Hotels acquired within the preceding twelve (12) months.

(J)           Consolidated Loan to Value Ratio. Borrower shall, at all times from and after July 1, 2012, maintain a "Consolidated Loan to Value Ratio" (principal balance of all loan obligations of Borrower divided by the value of all of Borrower's owned real estate) of no greater than 70%, which shall be tested annually on December 31st of each year commencing on December 31, 2012.   For purposes of calculating the Consolidated Loan to Value Ratio, the unpaid balance of all loan obligations of Borrower (including the Loans) shall be utilized.  The value of all of the Borrower's owned real estate assets shall be equal to the greater of (X) the sum of the Adjusted Net Operating Income (as defined in Section 4.01(G)) for the trailing one (1) year period from all of the Borrower's real estate assets owned during the entire one (1) year period capitalized at ten percent (10%) plus the lesser of (a) the acquisition cost or (b) the appraised value (based on appraisals that are less than two (2) years old) of any of the Borrower's real estate assets acquired within the preceding twelve (12) months or (Y) the gross room revenues from all of the Borrower's real estate assets owned during the entire one (1) year period multiplied by 2.75, plus the lesser of (a) the acquisition cost or (b) the appraised value (based on appraisals that are less than two (2) years old) of any of the Borrower's real estate assets acquired within the preceding twelve (12) months.  As used in this Section 4.01(J), the term "Borrower" shall include all entities included in Borrower's consolidated financial statements.

(T)           Consolidated Leverage Ratio.  Borrower shall, at all times, maintain, a ratio of total liabilities to Tangible Net Worth of not greater than 4.25 to 1.00, which shall be tested quarterly commencing with December 31, 2011 and each calendar quarter thereafter.  For purposes of this covenant, "Tangible Net Worth" means the excess of total assets over total liabilities, total assets and total liabilities each to be determined in accordance with generally acceptable accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 4.01(D), excluding, however, from the determination of total assets:  (i) goodwill, organizational expenses, research and development expenses, trademarks, trade names, copyrights, patents, patent applications, licenses and rights in any thereof, and other similar intangibles, (ii) treasury stock, (iii)  cash held in a sinking or other analogous fund established for the purpose of redemption, retirement or prepayment of capital stock or Indebtedness, (iv) any write-up in the book value of any asset resulting from a revaluation thereof subsequent to the Closing Date, and (v) any items not included in clauses (i) through (iii) above which are treated as intangibles in conformity with general accepted accounting principles.

SECTION 6.  Amendment to Defined Terms.  From and after the date of this Fourth Amendment references in the Credit Agreement to:

(a)	"Loans" shall mean the Revolving Loan, Term Loan 1, Term Loan 2, and Term Loan 4;

(b)	"Notes" shall mean the Revolving Note, Term Loan 1 Note, Term Loan 2 Note and Term Loan 4 Note, together with any amendments thereto or refinancings thereof; and

(c)	"Applicable Interest Rate" shall mean the Revolving Loan Interest Rate or the Term Loan Interest Rate, as applicable.

SECTION 7.   Bossier City, Louisiana Hotel.  Borrower represents to Bank that it has obtained a loan from Elkhorn Valley Bank in the amount of at least $3,000,000, but no more than $5,000,000 (the "Elkhorn Loan"), and that it will use the proceeds of the Elkhorn Loan solely for operating expenses, and not to acquire any new hotels.  The Elkhorn Loan will be secured by the applicable Hotel Owner's real estate and improvements operated as a Days Inn in Bossier City, Louisiana (the "Bossier City Hotel").  In connection with this Fourth Amendment, Borrower shall execute and deliver to Bank a mortgage and any additional security documents required by Bank to create a second priority lien on the Bossier City Hotel and second priority security interest in any personal property located at or used exclusively in connection with the Bossier City Hotel.  Borrower covenants and agrees that upon repayment in full of the Elkhorn Loan, it will obtain a release of Elkhorn Valley Bank's mortgage on the Bossier City Hotel and a termination of any security interest that Elkhorn Valley Bank has in any personal property located at or used exclusively in connection with the Bossier City Hotel, and that upon obtaining such release and termination, Bank will have a first priority lien and perfected security interest on the Bossier City Hotel and all personal property located at or used exclusively in connection with the Bossier City Hotel.  In the event Borrower does not receive the Investor Contribution (defined below), Borrower will use commercially reasonable efforts to sell the Bossier City Hotel to pay off the Elkhorn Loan.

SECTION 8.  Investor Contribution.  Bank acknowledges that Borrower expects to receive a capital investment in the amount of $20,000,000 less fees, costs, expenses and other amounts required to be paid pursuant to the Investor Purchase Agreement (as defined below) and to the investment bankers representing Borrower (the "Investor Contribution") upon the closing of the transactions contemplated by the Purchase Agreement dated as of October 27, 2011 by and among Real Estate Strategies, L.P. ("Investor"), Borrower, and SLP (the "Investor Purchase Agreement").  Upon receipt of the Investor Contribution, Borrower shall apply the proceeds of the Investor Contribution as follows:

(a)	first, to repay the outstanding principal and any accrued and unpaid interest on the Elkhorn Loan; and

(b)
second, to repay the outstanding principal amount of the Revolving Loan in full; provided, however, Bank acknowledges that any such repayment shall not operate to terminate, or modify the terms of, the Revolving Loan and that Borrower shall thereafter be entitled to reborrow under the Revolving Loan in accordance with the terms of the Agreement including, but not limited to, reborrowings to finance acquisitions.

In the event (i) the transactions contemplated by the Investor Purchase Agreement close prior to December 7, 2012,  including Borrower's receipt of the Investor Contribution and (ii) as of the date Borrower receives the Investor Contribution there is no Event of Default or event which, with the passage of time or giving of notice or both, would constitute an Event of Default, then Bank will, promptly following Borrower's receipt of the Investor Contribution, extend the maturity date of the Revolving Loan, Term Loan 1, Term Loan 2, and Term Loan 4 to June 30, 2013 and the parties will execute an amendment to this Agreement to reflect such extension.

SECTION 9.  Hotel Release Price.  Notwithstanding any provision contained in the Credit Agreement to the contrary, in the event (i) a Hotel Owner enters into a purchase agreement to sell a Hotel to an unrelated third party and the closing on such sale occurs on or prior to December 31, 2012  and (ii) at the time of closing such sale there is no Event of Default or event which, with the passage of time or giving of notice or both, would be an Event of Default, then Bank will release its lien on such Hotel upon receipt of the release price for such Hotel as set forth on Exhibit "C" attached hereto; provided, however, that:

(a)
if the Hotel Owners collectively close on the sale of more than five (5) Hotels to unrelated third parties on or before December 31, 2012, then Bank will release its lien on any subsequent Hotel sold upon receipt of the net sale proceeds (defined as the gross sales price, less reasonable and customary closing costs and sales commission); and

(b)
If a Hotel Owner closes on the sale of a Hotel to an unrelated third party on or after January 1, 2013, then Bank will release its lien on such Hotel upon receipt of the net sale proceeds (defined as the gross sales price, less reasonably and customary closing costs and sales commission).

SECTION 10.  Fees.  Borrower agrees to pay to Bank a restructuring fee in the amount of $100,000 in four (4) installments of $25,000 each on December 1, 2011, March 1, 2012, June 1, 2012 and September 1, 2012.

SECTION 11.   Effectiveness.  The effectiveness of this Fourth Amendment is subject to the condition precedent that Bank shall have received the following:

(a)	evidence satisfactory to Bank, in its sole discretion, that Borrower has obtained the Elkhorn Loan;

(b)
evidence satisfactory to Bank, in its sole discretion, that Fredericksburg North Investors, LLC has purchased Wells Fargo Bank's interest in and to the Amended and Restated Master Promissory Note in the original principal amount of $9,500,000 dated as of March 20, 2009 from SLP to and in favor of Wells Fargo Bank (the "Wells Fargo Note") and all mortgages, deeds of trust, security agreements and other instruments executed in connection with the Wells Fargo Note;

(c)	a mortgage duly executed by the applicable Hotel Owner to create a second priority lien on the Bossier City Hotel;

(d)
an amendment to the Security Agreements duly executed by Borrower, TRS Leasing and the applicable Hotel Owner to grant to Bank a security interest in the personal property located at or used exclusively in connection with the Bossier City hotel and a security interest in the Hotel Operating Account;

(e)
Such documents, duly executed by one or more of the appropriate Supertel Entities, as are necessary to establish the Hotel Operating Account, the sweep authorization from the local bank accounts for each Hotel and the advances to, and repayments from, the Hotel Operating Account;

(f)
an ALTA lender's policy of title insurance for the Bossier City Hotel, in a form and substance reasonably satisfactory to Bank, including Bank being named as the insured, insuring the liens of Bank's mortgage as being a second lien on the Bossier City Hotel, subject only to the lien of (i) Elkhorn Valley Bank securing the maximum amount of $5,000,000 and (ii) any unpaid current real estate taxes;

(g)
a duly executed assignment of Borrower's current Hotel management agreements and a duly executed three party agreement among the Hotel Owners, Bank and the management company under each management agreement for a Hotel, all in a form an substance satisfactory to Bank in its reasonable discretion;

(h)	counterparts of this Fourth Amendment duly executed by Borrower and Bank; and

(i)	a modification fee in the amount of $10,000.

SECTION 12.  Representations and Warranties of Borrower.  Borrower represents and warrants as follows:

(a)	Borrower is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

(b)
The execution, delivery and performance by Borrower of this Fourth Amendment and performance by Borrower of the Agreement, as amended hereby, are within Borrower's powers, have been duly authorized by all necessary company action and do not contravene (i) Borrower's articles of incorporation, or (ii) any law or any contractual restriction binding on or affecting Borrower, or result in, or require, the creation of any lien, security interest or other charge or encumbrance upon or with respect to Borrower's properties, except as contemplated by the Agreement, as amended hereby.

(c)
No authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by Borrower of this Fourth Amendment or the Agreement, as amended hereby.

(d)
This Fourth Amendment and the Agreement, as amended hereby, constitute legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms, except as may be limited by bankruptcy, insolvency or other similar laws affecting creditor's rights in general or general principles of equity.

(e)
There is no pending or threatened action or proceeding affecting Borrower before any court, governmental agency or arbitrator, which may materially adversely affect the financial condition or operations of Borrower.

(f)	No Event of Default listed in Section 5.01 of the Agreement has occurred and is continuing.

SECTION 13.   Reference to and Effect on the Agreement.

(a)
On and after the date hereof, each reference in the Agreement to "this Agreement", "hereunder" "hereof", "herein" or words of like import shall mean and be a reference to the Agreement as amended hereby.

(b)	Except as specifically amended above, the Agreement shall remain in full force and effect and is hereby ratified and confirmed.

(c)
The execution, delivery and effectiveness of this Fourth Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of Bank under the Agreement, nor constitute a waiver of any provision of the Agreement.

SECTION 14.  Execution in Counterparts.  This Fourth Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

SECTION 15.  Governing Law.  This Fourth Amendment shall be governed by, and construed in accordance with, the laws of the State of Nebraska, without regard to its principles of conflict laws.

SECTION 16.  Costs and Expenses.  Borrower agrees to pay on demand all costs and expenses in connection with the preparation, execution, delivery and administration of this Fourth Amendment, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for Bank.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Fourth Amendment effective as of the first date written above.

BORROWER:

SUPERTEL HOSPITALITY, INC., a Virginia corporation

By:	/s/ Corrine L. Scarpello
Corrine L. Scarpello
Chief Financial Officer and Secretary

BANK:

GREAT WESTERN BANK, a South Dakota corporation

By:	/s/ Michael T. Phelps
Michael T. Phelps
Vice President Business Banking

Exhibit B

Form of Compliance Certificate

Compliance Certificate

This Compliance Certificate is executed and delivered pursuant to the terms of the Amended and Restated Credit Agreement dated as of December 3, 2008 between Great Western Bank ("Bank") and the undersigned (as amended from time to time, the "Credit Agreement").  Capitalized terms used herein and not otherwise defined herein have the meaning given to them in the Credit Agreement.

All the calculations set forth below shall be made pursuant to the terms of the Credit Agreement.

The undersigned, an authorized officer of Borrower, does hereby represent, warrant and certify to Bank that as of, and for the monthly period ended _________________:

No Event of Default or event or condition that with the passage of time, the giving of notice or both would constitute an Event of Default has occurred or exists and is continuing or if an Event of Default or such event or condition has occurred, exists and is continuing, I have described on the attached Exhibit “A” the nature thereof and the steps taken or proposed to remedy such Event of Default or other event or condition.

Each Supertel Entity has paid, prior to delinquency, all expenses incurred in connection with the operation of each Hotel, including without limitation, employee wages and benefits, utilities, vendors, suppliers, taxes and insurance premiums.

IN WITNESS WHEREOF, the undersigned has executed this certificate effective this ______ day of ________________.

By:
Name:
Its:

Exhibit C
Hotel Release Price